                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2(b)
                                (Amendment No. 1)


                           Restoration Hardware, Inc.
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                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   760981-10-0
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                                 (CUSIP Number)

                                  June 19, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

--------------------------------------------------------------------------------
CUSIP NO.   760981-10-0
--------------------------------------------------------------------------------
1.              NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Weston Presidio Capital II, L.P. ("WPC2")

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2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) ___          (b) _x__

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3.               SEC USE ONLY

--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

--------------------------------------------------------------------------------
5.               SOLE VOTING POWER
                  Zero

--------------------------------------------------------------------------------
6.               SHARED VOTING POWER
                  1,577,681

--------------------------------------------------------------------------------
7.               SOLE DISPOSITIVE POWER
                  Zero

--------------------------------------------------------------------------------
8.               SHARED DISPOSITIVE POWER
                  1,577,681

--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,681 Shares

--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  9.8%

--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON
                           PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   760981-10-0
--------------------------------------------------------------------------------
1.              NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Weston Presidio Capital Management  II, L.P. ("WPCM2")

--------------------------------------------------------------------------------
2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) ___          (b) _x__

--------------------------------------------------------------------------------
3.               SEC USE ONLY

--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

--------------------------------------------------------------------------------
5.               SOLE VOTING POWER
                  Zero

--------------------------------------------------------------------------------
6.               SHARED VOTING POWER
                  1,577,681  WPCM2 is a general partner of WPC2

--------------------------------------------------------------------------------
7.               SOLE DISPOSITIVE POWER
                  Zero

--------------------------------------------------------------------------------
8.               SHARED DISPOSITIVE POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2.

--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,681 Shares

--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  9.8%

--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON
                  PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   760981-10-0
--------------------------------------------------------------------------------
1.               NAME OF REPORTING PERSONS
                 S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Michael F. Cronin

--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) ___          (b) _x__

--------------------------------------------------------------------------------
3.               SEC USE ONLY

--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

--------------------------------------------------------------------------------
5.               SOLE VOTING POWER
                  Zero

--------------------------------------------------------------------------------
6.               SHARED VOTING POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Cronin is a general partner of WPCM2.

--------------------------------------------------------------------------------
7.               SOLE DISPOSITIVE POWER
                  Zero

--------------------------------------------------------------------------------
8.               SHARED DISPOSITIVE POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Cronin is a general partner of WPCM2.

--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,681 Shares

--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  9.8%

--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   760981-10-0
--------------------------------------------------------------------------------
1.               NAME OF REPORTING PERSONS
                 S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Michael P. Lazarus

--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) ___          (b) _x__

--------------------------------------------------------------------------------
3.               SEC USE ONLY

--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

--------------------------------------------------------------------------------
5.               SOLE VOTING POWER
                  Zero

--------------------------------------------------------------------------------
6.               SHARED VOTING POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Lazarus is a general partner of WPCM2.

--------------------------------------------------------------------------------
7.               SOLE DISPOSITIVE POWER
                  Zero

--------------------------------------------------------------------------------
8.               SHARED DISPOSITIVE POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Lazarus is a general partner of WPCM2.

--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,681 Shares

--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  9.8%

--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   760981-10-0
--------------------------------------------------------------------------------
1.               NAME OF REPORTING PERSONS
                 S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  James B. McElwee

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2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) ___          (b) _x__

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3.               SEC USE ONLY

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4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

--------------------------------------------------------------------------------
5.               SOLE VOTING POWER
                  Zero

--------------------------------------------------------------------------------
6.               SHARED VOTING POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. McElwee is a general partner of WPCM2.

--------------------------------------------------------------------------------
7.               SOLE DISPOSITIVE POWER
                  Zero

--------------------------------------------------------------------------------
8.               SHARED DISPOSITIVE POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. McElwee is a general partner of WPCM2.

--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,681 Shares

--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  9.8%

--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   760981-10-0
--------------------------------------------------------------------------------
1.               NAME OF REPORTING PERSONS
                 S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Carlo A. von Schroeter

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2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) ___          (b) _x__

--------------------------------------------------------------------------------
3.               SEC USE ONLY

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4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

--------------------------------------------------------------------------------
5.               SOLE VOTING POWER
                  Zero

--------------------------------------------------------------------------------
6.               SHARED VOTING POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Von Schroeter is a general partner of WPCM2.

--------------------------------------------------------------------------------
7.               SOLE DISPOSITIVE POWER
                  Zero

--------------------------------------------------------------------------------
8.               SHARED DISPOSITIVE POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Von Schroeter is a general partner of WPCM2.

--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,681 Shares

--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  9.8%

--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   760981-10-0
--------------------------------------------------------------------------------
1.               NAME OF REPORTING PERSONS
                 S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Philip W. Halperin

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2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) ___          (b) _x__

--------------------------------------------------------------------------------
3.               SEC USE ONLY

--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

--------------------------------------------------------------------------------
5.               SOLE VOTING POWER
                  Zero

--------------------------------------------------------------------------------
6.               SHARED VOTING POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Halperin is a general partner of WPCM2.

--------------------------------------------------------------------------------
7.               SOLE DISPOSITIVE POWER
                  Zero

--------------------------------------------------------------------------------
8.               SHARED DISPOSITIVE POWER
                  1,577,681 shares directly owned by WPC2. WPCM2 is a general partner of WPC2 and Mr. Halperin is a general partner of WPCM2.

--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,681 Shares

--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  9.8%

--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

                            ITEM 1(A) NAME OF ISSUER:

                           Restoration Hardware, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           15 Koch Road Suite J Corte Madera, CA 94925 C/O Stephen Gordon, President and CEO

ITEM 2(A)-(B)     NAME OF PERSON FILING:

                           This statement is being filed by Weston Presidio Capital II, LP, a Delaware Limited Partnership ("WPC2"), Weston Presidio Capital Management II, LP, a Delaware Limited Partnership ("WPCM2"), Michael F. Cronin, Michael P. Lazarus, James B. McElwee, Carlo
                           A. von Schroeter and Philip W. Halperin. WPCM2 is the general partner of WPC2; Michael F. Cronin, Michael
                           P. Lazarus, James B. McElwee, Carlo A. von Schroeter and Philip W. Halperin are the individual General Partners of WPCM2.

                           Management of the business affairs of WPCM2, including decisions respecting disposition and/or voting of the Issuer's shares, is by majority decision of the general partners of WPCM2.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           The address of the principal business office of the persons filing this statement are set forth in Exhibit B.

ITEM 2(C)         CITIZENSHIP:

                           See row 4 of cover page for each person filing this statement.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                           Common Stock

ITEM 2(E)         CUSIP NUMBER:

                           760981-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A :

                           Not Applicable

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           See Row 9 of cover page for each

                  (b)      Percent of Class:

                           See Row 11 of cover page for each

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    See Row 5 of cover page for each

                           (ii)     shared power to vote or to direct the vote:

                                    See Row 6 of cover page for each

                           (iii) sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover page for each

                           (iv) shared power to dispose or to direct the disposition of :

                                    See Row 8 of cover page for each

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                    Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                           Under certain circumstances set forth in the limited partnership agreements of WPC2, WPCM2, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Restoration Hardware, Inc. owned by such entity.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                           Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           The reporting persons may be deemed to be a "group" for purposes of Section 13(d) and 13(g) of the Act and the rules thereunder; however, each of the reporting persons expressly disclaims any assertion or presumption that it or the other reporting persons constitute a "group". The filing of this statement should not be construed to be an admission that any of the reporting persons is a member of a "group" consisting of one or more persons.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                           Not Applicable

ITEM 10.          CERTIFICATION:

                           Not Applicable


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 22, 1999

WESTON PRESIDIO CAPITAL II, L.P.

By:               WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.


By:               ______________________________
                  General Partner


WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.


By:               ______________________________
                  General Partner

--------------------------
Michael F. Cronin



--------------------------
Michael P. Lazarus



--------------------------
James B. McElwee



--------------------------
Carlo A. von Schroeter



--------------------------
Philip W. Halperin

                                    EXHIBIT A

               Agreement Relating to Joint Filing of Schedule 13G


                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Restoration Hardware, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:            February 22, 1999

WESTON PRESIDIO CAPITAL II, L.P.

By:               WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.


By:               ______________________________
                  General Partner

WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.


By:               ______________________________
                  General Partner



--------------------------
Michael F. Cronin



--------------------------
Michael P. Lazarus



--------------------------
James B. McElwee

--------------------------
Carlo A. von Schroeter



--------------------------
Philip W. Halperin

                                    EXHIBIT B

                  Principal Business Office of Reporting Person

1.       (a) Weston Presidio Capital II, L.P.
         (b) One Federal Street  21st Floor
             Boston, MA  02110-2004

2.       (a) Weston Presidio Capital Management II, L.P.
         (b) One Federal Street  21st Floor
             Boston, MA  02110-2004

3.       (a) Michael F. Cronin
         (b) Weston Presidio Capital Management II, L.P.
             One Federal Street  21st Floor
             Boston, MA  02110-2004

4.       (a) Michael P. Lazarus
         (b) Weston Presidio Capital Management II, L.P.
             343 Sansome Street   Suite 1210
             San Francisco, CA  94104

5.       (a) James B. McElwee
         (b) Weston Presidio Capital Management II, L.P.
             343 Sansome Street   Suite 1210
             San Francisco, CA  94104

6.       (a) Carlo A. von Schroeter
         (b) Weston Presidio Capital Management II, L.P.
             One Federal Street  21st Floor
             Boston, MA  02110-2004

7.       (a) Philip W. Halperin
         (b) Weston Presidio Capital Management II, L.P.
             343 Sansome Street   Suite 1210
             San Francisco, CA  94104